ACCOUNTANTS' CONSENT
                              --------------------

The Board of Directors
Harmon Industries, Inc. and Subsidiaries:


We consent to incorporation by reference in this registration statement on Form S-8 of our reports dated February 4, 1997 relating to the consolidated balance sheets of Harmon Industries, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Harmon Industries, Inc. and subsidiaries.


KPMG Peat Marwick L.L.P.

Kansas City, Missouri
April 18, 1997